EXHIBIT 4.5

CERTIFICATE OF AMENDMENT OF DESIGNATION, PREFERENCES AND RIGHTS

OF SERIES B CONVERTIBLE PREFERRED STOCK

of Coates International Ltd.

(Pursuant to Section 151 of the Delaware General Corporation Law)

Pursuant to Section 151 of the General Corporation Law of the State of Delaware, Coates International Ltd., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), in accordance with the provisions of Section 103 thereof, does hereby submit the following:

WHEREAS, the Certificate of Incorporation of the Corporation (the "Certificate of Incorporation") authorizes the issuance of up to 100,000,000 shares of preferred stock, par value $0.001 per share, of the Corporation ("Preferred Stock") in one or more series, and expressly authorizes the Board of Directors of the Corporation (the "Board"), subject to limitations prescribed by law, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock, and, with respect to each such series, to establish and fix the number of shares to be included in any series of Preferred Stock and the designation, rights, preferences, powers, restrictions and limitations of the shares of such series; and

WHEREAS, it is the desire of the Board to increase the number of shares to be included in a Series B Preferred Stock from 5,000,000 to 25,000,000.

NOW, THEREFORE, BE IT RESOLVED, that the Board does hereby provide for the issue of a series of Preferred Stock and does hereby in this Certificate of Amendment of Designation (the "Amended Certificate of Designation") establish and fix and herein state and express the designation, rights, preferences, powers, restrictions and limitations of such series of Preferred Stock as follows:

I. DESIGNATION AND AMOUNT

There shall be a series of Preferred Stock that shall be designated as “Series B Convertible Preferred Stock” (the “Series B Preferred Stock”) and the number of shares constituting such series shall be Five Million (25,000,000) shares of Preferred Stock, with a par value per share of $0.001.

II. EFFECTIVE DATE

This amended designation shall be effective February 19, 2016, by unanimous consent in lieu of a special meeting of the Board of Directors, pursuant to Section 141(f) of the General Corporation Law of Delaware.

III. DIVIDENDS

Holders of Series B Preferred Stock shall not have any rights to share in any dividends declared by the Corporation at any time.

IV. CONVERSION FEATURES

The Series B Preferred Stock may be converted at the option of the holder at any time beginning on the second annual anniversary date after the date of issuance into One Thousand (1,000) restricted shares of the Corporation’s Common Stock, at no cost to the holder in accordance with the provisions of this paragraph.

In the event that of either (i) the Corporation enters into an underwriting agreement for a secondary public offering of securities of the Corporation, or (ii) a change in control of the Corporation is consummated representing 50% more of the then outstanding shares of Common Stock, plus the number of shares of Common Stock of the Corporation into which any convertible preferred stock is convertible, regardless of whether or not such shares are otherwise eligible for conversion, then the Series B Preferred Stock may be converted at the option of the holder into One Thousand (1,000) restricted shares of the Corporation’s Common Stock, at no cost to the holder in accordance with the provisions of this paragraph.

The number of shares into which each share of Series B Preferred Stock may be converted into shall be adjusted pro rata for forward and reverse stock splits, stock dividends, capital stock reorganizations and the like.

The holder of any shares of Series B Preferred Stock may exercise their option to convert such shares into shares of Common Stock of the Corporation by surrendering for such purpose to the Corporation, at its principal office or at such other office or agency maintained by the Corporation for that purpose, a certificate or certificates representing the shares of Series B Preferred Stock to be converted, accompanied by a written notice stating that such holder elects to convert all or a specified whole number of such shares in accordance with the provisions of this paragraph and specifying the name or names into which such holder wished the certificate or certificates for Common Stock to be issued. In case such notice shall specify a name or names other than that of such holder, such notice shall be accompanied by a payment of all transfer taxes payable upon the issuance of shares of Common Stock in such name or names. As promptly as practicable, and in any event within five business days after the surrender of such certificates and receipt of such notice relating thereto, and, if applicable, payment of all transfer taxes, the Corporation shall deliver or cause to be delivered (a) certificates representing the number of validly issued, fully paid and non-assessable shares of Common Stock of the Corporation into which the holder of the Series B Preferred Stock so converted shall be entitled, and (b) if less than the full number of shares of the Series B Preferred Stock evidenced by the surrendered certificate or certificates that are being converted, a new certificate or certificates, of like tenor, for the number of shares evidenced by such surrendered certificate or certificates less the number of shares converted. Such conversion shall be deemed to have been made at the close of business on the date of giving of such notice and such surrender of the certificate or certificates representing shares of Series B Preferred Stock to be converted so that the rights of the holder thereof shall cease except for the right to receive Common Stock of the Corporation in accordance herewith, and the converting holder shall be treated for all purposes as having become the record holder of such Common Stock of the Corporation at such time.

All shares of Common Stock delivered upon conversion of the Series B Preferred Stock shall be newly-issued shares or treasury shares, shall be duly paid and non-assessable, and shall be free from preemptive rights and free of any lien or adverse claim.

The Corporation shall at all times, reserve and keep available out of its authorized Common Stock the number of shares of Common Stock issuable upon conversion of all outstanding shares of Series B Preferred Stock.

V. LIQUIDATION PREFERENCE

In the case of liquidation or dissolution of the Corporation, the holders of said shares of Series B Preferred Stock shall be entitled to receive payment of the par value thereof, from the remaining assets, after payment of the debts and liabilities of the Corporation, before any payment shall be made to any other class of stock. Thereafter, the holders of the other classes of stock shall receive the par value of their shares of stock then owned. Thereafter, the holders of the Series B Preferred Stock shall share pro rata with the other classes of stock in the distribution of the remaining assets of the Corporation, as if each share of Series B Preferred Stock represented One Thousand (1,000) shares of Common Stock of the Corporation, which number shall be adjusted in accorded with Section IV above.

VI. VOTING RIGHTS

The holders of the Series B Preferred Stock shall  be entitled to the right to vote 1,000 shares of common stock with respect to all matters that are required by law to be submitted to a vote of shareholders of any or all classes of voting securities. A holder of the Series B Preferred Stock shall vote together with the holders of Common Stock as a single class upon all matters submitted to the Common Stock shareholders. Such number of votes shall be adjusted in accorded with Section IV above.

VII. PROTECTION PROVISIONS

So long as any shares of Series B Preferred Stock are outstanding, the Corporation shall not take any of the following corporate actions (whether by merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent of the Majority Holders:

(i)       alter or change the rights, preferences or privileges of the Series B Preferred Stock, or increase the authorized number of shares of Series B Preferred Stock;

(ii)       alter or change the rights, preferences or privileges of any capital stock of the Corporation so as to affect adversely the Series B Preferred Stock;

(iii)      increase the par value of the Common Stock;

Notwithstanding the foregoing, no change pursuant to this Article VII shall be effective to the extent that, by its terms, it applies to less than all of the holders of shares of Series B Preferred Stock then outstanding.

VIII. MISCELLANEOUS

A.        Lost or Stolen Certificates.  Upon receipt by the Corporation of (i) evidence of the loss, theft, destruction or mutilation of any Preferred Stock Certificate(s) and (ii) (y) in the case of loss, theft or destruction, indemnity (without any bond or other security) reasonably satisfactory to the Corporation, or (z) in the case of mutilation, the Preferred Stock Certificate(s) (surrendered for cancellation), the Corporation shall execute and deliver new Preferred Stock Certificate(s) of like tenor and date.

B.       Waiver.  Notwithstanding any provision in this Certificate of Designation to the contrary, any provision contained herein and any right of the holders of Series B Preferred Stock granted hereunder may be waived as to all shares of Series B Preferred Stock (and the holders thereof) upon the written consent of the Majority Holders, unless a higher percentage is required by  applicable law, in which case the written consent of the holders of not less than such higher percentage of shares of Series B Preferred Stock shall be required.

C.        Notices.  Any notices required or permitted to be given under the terms hereof shall be sent by certified or registered mail (return receipt requested) or delivered personally, by nationally recognized overnight carrier or by confirmed facsimile transmission, and shall be effective five days after being placed in the mail, if mailed, or upon receipt or refusal of receipt, if delivered personally or by nationally recognized overnight carrier or confirmed facsimile transmission, in each case addressed to a party.  The addresses for such communications are (i) if to the Corporation to Coates International, Ltd., 2100 Highway 34, Wall, NJ 07719, Telephone (732) 449-7719, Fax: (732) 449-0764, Attention: George J. Coates, and (ii) if to any holder to the address set forth in the Series B Preferred Stock Register, or such other address as may be designated in writing hereafter, in the same manner, by such person.

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IN WITNESS WHEREOF, this Certificate of Amendment of Designation is executed on behalf of the Corporation this 23th day of February 2016.

COATES INTERNATIONAL LTD.

By:	/s/ George J. Coates
Name:	George J. Coates
Title:	President and Chief Executive Officer

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